EXHIBIT 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement
No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No. No. 333-45903 on Form S-8 dated February 9, 1998 and Registration Statement No. No. 333-106245 on Form S-8 dated June 18, 2003 of Volt Information Sciences, Inc. of our reports dated January 16, 2006, with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc., Volt Information Sciences, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc., included in the Annual Report (Form 10-K) for the year ended October 30, 2005.


                                                           /s/ Ernst & Young LLP


New York, New York
January 16, 2006